Exhibit 5.2

May 5, 2006

ASAT Holdings Limited

14th Floor, 138 Texaco Road

Tsuen Wan, New Territories

Hong Kong

Re: ASAT Holdings Limited - Registration Statement on Form F-1

Ladies and Gentlemen:

We have acted as special counsel to ASAT Holdings Limited, an exempted company with limited liability under the Companies Law of the Cayman Islands (the “Company”), in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form F-1 (File No. 333-131331) (as amended from time to time, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”). Pursuant to the Registration Statement, the Company is registering under the Securities Act an aggregate of 66,543 units (each, a “Unit”), with each Unit consisting of one Series A Redeemable Convertible Preferred Share, par value $0.01 per share, of the Company and one warrant to purchase 50 ordinary shares (each, a “Warrant”), par value $0.01 per share, of the Company. The Units may be purchased upon the exercise of subscription rights upon the terms and conditions set forth in the Registration Statement and the subscription rights certificate filed as an exhibit thereto (the “Subscription Rights Certificate”). The Warrants will be issued pursuant to a warrant agreement (the “Warrant Agreement”) to be entered into between the Company and U.S. Bank National Association, as warrant agent (the “Warrant Agent”).

In rendering the opinions expressed below, we have examined originals or copies of: (a) the Registration Statement, in the form filed with the Commission; (b) the form of Warrant Agreement; and (c) the form of the certificates representing the Warrants, included as an exhibit to the Warrant Agreement. We have also examined such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below.

We have assumed the following: (a) the genuineness of all signatures; (b) the authenticity and completeness of all documents submitted to us as originals; (c) the conformity to authentic original documents of all documents submitted to us as copies; (d) the truth, accuracy and completeness of the information, factual matters, representations and warranties contained in the records, documents, instruments and certificates we have reviewed as of their stated dates and as of the date hereof; (e) the legal capacity of natural persons; (f) except as specifically covered in the opinions set forth below, the due authorization, execution and delivery on behalf of the respective parties thereto of documents referred to herein and the legal, valid and binding effect thereof on such parties; and (g) the absence of any evidence extrinsic to the provisions of the written agreements between the parties that the parties intended a meaning contrary to that expressed by those provisions. As to any facts material to the opinions expressed herein that were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company.

Members of our firm are admitted to the bar in the State of New York, and we express no opinion as to any matter relating to laws of any jurisdiction other than the laws of the State of New York, as such are in effect on the date hereof, and we have made no inquiry into, and we express no opinion as to, the statutes, regulations, treaties, common laws or other laws of any other nation, state or jurisdiction.

We express no opinion as to (a) the effect of any bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium or other similar laws relating to or affecting the rights of creditors generally, (b) rights to indemnification and contribution which may be limited by applicable law or equitable principles, or (c) the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, the effect of judicial discretion and the possible unavailability of specific performance, injunctive relief or other equitable relief, whether considered in a proceeding in equity or at law.

ASAT Holdings Limited

May 5, 2006

With regard to our opinions below, we have relied, with their consent, on the opinion of Maples and Calder as to (a) the due incorporation and existence of the Company, (b) the due authorization of the Warrant Agreement by the Company, and (c) the due authorization of the Warrants by the Company, in all such cases, to the extent not covered by New York law.

On the basis of the foregoing and in reliance thereon and having regard for legal considerations which we deem relevant, and subject to the limitations and qualifications set forth herein, we advise you that in our opinion:

When (a) the Registration Statement, as finally amended (including all necessary post-effective amendments, if any), shall have become effective under the Securities Act, (b) the Warrant Agreement has been duly executed and delivered by the Company and the Warrant Agent, (c) the Warrants have been duly executed and delivered by the Company and countersigned by the Warrant Agent in accordance with the provisions of the Warrant Agreement, and (d) the Warrants have been delivered to and paid for by the purchasers of Units in accordance with the Subscription Rights Certificate, the Warrants will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms, and will be entitled to the benefits provided by the Warrant Agreement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus forming part of the Registration Statement and any amendments thereto. In giving such consent, we do not concede that we are experts within the meaning of the Securities Act or the rules and regulations thereunder or that this consent is required by Section 7 of the Securities Act.

This opinion letter speaks only at and as of its date and is based solely on the facts and circumstances known to us at and as of such date.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati, P.C.